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          ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.

                      ARTICLES OF AMENDMENT

         Alliance Variable Products Series Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The charter of the Corporation is hereby amended by changing the designation of the Corporation's "North American Government Income Portfolio Class A Common Stock" to "Americas Government Income Portfolio Class A Common Stock and "North American Government Income Portfolio Class B Common Stock" to "Americas Government Income Portfolio Class B Common Stock."

         SECOND: The amendment to the charter of the Corporation has been duly approved by a majority of the entire Board of Directors of the Corporation. The amendment is limited to a change expressly permitted by Section 2-605 of Maryland General Corporation Law to be made without action by stockholders, and the Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

         THIRD: This amendment to the charter of the Corporation will be effective on May 1, 2002 as permitted by Section 2-610.1 of the Maryland General Corporation Law.

         IN WITNESS WHEREOF, Alliance Variable Products Series Fund, Inc., has caused these Articles of Amendment to be executed in its name and on its behalf by its Chairman of the Board, John
D. Carifa, and witnessed by its Secretary, Edmund P. Bergan, Jr., on the 26th day of April, 2002. The undersigned Chairman of the Board of Directors of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the



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Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

                        ALLIANCE VARIABLE PRODUCTS SERIES
                        FUND, INC.


                        By:  /s/ John D. Carifa
                        _________________________
                             John D. Carifa
                             Chairman

WITNESS:
/s/ Edmund P. Bergan, Jr.
________________________
Edmund P. Bergan, Jr.
Secretary




































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